Maine & Maritimes Corporation Announces 2010 First Quarter Earnings Results

PRESQUE ISLE, ME -- (Marketwire - May 10, 2010) - Maine & Maritimes Corporation (NYSE Amex: MAM) reported consolidated first quarter 2010 basic and diluted net income of $0.40 per share, or $673,000, compared to first quarter 2009 net income of $0.84 per share, or $1.41 million.

Included in the results for the first quarter of 2010 were $554,000 of merger-related transaction costs and a $378,000 increase in the liability for deferred directors' compensation. Net of tax, these costs reduced net income by $559,000.

Statistical Highlights:

Maine & Maritimes Corporation and Subsidiaries Unaudited Earnings Report
              For the Quarters Ended March 31, 2010 and 2009
            (in thousands except share and per share amounts)

                                                         Quarters Ended
                                                            March 31,
                                                        2010       2009
                                                      ---------- ----------
Regulated Operating Revenues                          $   10,055 $   10,102
Unregulated Operating Revenues                                22        194
                                                      ---------- ----------
Total Operating Revenues                              $   10,077 $   10,296
                                                      ========== ==========

Total Consolidated Net Income                         $      673 $    1,406
                                                      ---------- ----------

Total Basic and Diluted Income per Common Share       $     0.40 $     0.84
                                                      ---------- ----------

Average Shares Outstanding:
Basic                                                  1,682,599  1,679,699
Diluted                                                1,683,149  1,680,402

About Maine & Maritimes Corporation:

Maine & Maritimes Corporation (NYSE Amex: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services, including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

MAM-E = Earnings Release

For More Information Contact:
Virginia R. Joles
Director of Communications
and Economic Development
Tel: 207.760.2418
www.maineandmaritimes.com